Exhibit 5.1

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

September 23, 2022

Reinsurance Group of America, Incorporated

16600 Swingley Ridge Road

Chesterfield, Missouri 63017

Re:	Offering of 7.125% Fixed-Rate Reset Subordinated Debentures due 2052

Ladies and Gentlemen:

We have acted as counsel to Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), in connection with the Company’s offering of $700,000,000 aggregate principal amount of 7.125% Fixed-Rate Reset Subordinated Debentures due 2052 (the “Notes”), pursuant to the Company’s automatic shelf Registration Statement on Form S-3 (File Nos. 333-238511, 333-238511-01 and 333-238511-02) (the “Registration Statement”) filed by the Company, RGA Capital Trust III, a Delaware statutory trust, and RGA Capital Trust IV, a Delaware statutory trust, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on May 20, 2020, including a base prospectus dated May 20, 2020, as supplemented by a preliminary Prospectus Supplement dated September 15, 2022, and a final prospectus supplement dated September 15, 2022 (collectively, the “Prospectus”).

The Notes are to be issued pursuant to the Underwriting Agreement dated September 15, 2022 (the “Underwriting Agreement”), by and among the Company and Wells Fargo Securities, LLC, BofA Securities, Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC, as the representatives of the several underwriters named therein, and an Indenture, dated as of August 21, 2012 (the “Original Indenture”), as supplemented by the Seventh Supplemental Indenture, dated as of September 23, 2022 (the “Supplemental Indenture” and, together with the Original Indenture, as so supplemented, the “Indenture”), in each case between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission. As to facts material to the opinion expressed herein, we have relied upon statements and representations of officers and other representatives of the Company, public officials and others.

In connection herewith, we have assumed that all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and (other than with respect to the Company) constitute the valid, binding and enforceable obligations of, all of the parties to such documents. In addition, in connection herewith, we have assumed that all of the signatories to such documents have

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Reinsurance Group of America, Incorporated

September 23, 2022

been duly authorized, are duly organized, validly existing and in good standing, and have the power and authority (corporate or other) to execute, deliver and perform such documents. Moreover, in connection herewith, we have assumed that the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable legal requirements. In connection herewith, we have also assumed that the execution and delivery by the Company of the Indenture and the Notes and the performance by the Company of its obligations thereunder (i) do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, (ii) do not and will not contravene any order or decree of any governmental authority to which the Company or its properties is subject, and (iii) do not and will not require the consent, approval, licensing or authorization of, or filing, record or registration with, any governmental authority under any legal requirement.

Our opinion set forth herein is limited to the laws of the State of New York that, in our experience, are applicable to the Notes (the “Covered Law”). We do not express any opinion with respect to the law of any jurisdiction other than the Covered Law or as to the effect of any non-covered law on the opinion herein stated, or as to the securities or “blue sky” laws of any jurisdiction. The opinion expressed in this opinion letter is strictly limited to the matters stated in this opinion letter and no other opinions are to be implied.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when duly authenticated by the Trustee and issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms thereof.

In addition to the qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following qualifications, limitations and exceptions:

(a) Our opinions contained herein are limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), and the discretion of the court before which any proceeding therefor may be brought, and (iii) an implied covenant of good faith and fair dealing.

(b) Our opinions are further limited and qualified by the effect of: (i) standards relating to fiduciary duties or fairness; (ii) the enforceability of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (iii) limitations on the availability of a remedy under certain circumstances where another remedy has been elected; (iv) limitations on the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (v) the enforceability, where less than all of the contract may be unenforceable, of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (vi) judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(c) We express no opinion or belief as to:

Reinsurance Group of America, Incorporated

September 23, 2022

(i) the enforceability of any provision in the Indenture or the Notes purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive, (F) modify or waive the rights to notice, legal defenses, statutes of limitations and statutes of repose (including the tolling of the same) or other benefits that cannot be waived under applicable law, (G) waive the right to any stay or extension law, or (H) provide for or grant a power of attorney;

(ii) the enforceability of (A) any rights to indemnification or contribution provided for in the Indenture or the Notes which are violative of public policy underlying any law, rule or regulation (including any Federal or state securities law, rule or regulation) or the legality of such rights, (B) any rights to set-off or net payment obligations, (C) any provisions purporting to provide to any party the right to receive costs and expenses beyond those reasonably incurred by it, or (D) provisions in the Indenture or the Notes whose terms are left open for later resolution by the parties;

(iii) the validity, binding effect or enforceability of any provisions relating to attorneys’ or trustees’ fees; and

(iv) whether an acceleration of the Notes may affect the collectability of that portion of the stated principal amount thereof in excess of the public offering price to the extent that such portion was determined to constitute unearned interest thereon.

(d) We do not express any opinion with respect to any legal requirements that is applicable to any party or its affiliates solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or such affiliates as a result of the specific assets or business operations of such party or such affiliates.

(e) To the extent our opinion set forth below relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Indenture and the Notes, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§5-1401, 5-1402 and N.Y. C.P.L.R. 327(b) and is subject to the qualification that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement through a Current Report on Form 8-K. We also hereby consent to the reference to our firm under the caption “Legal matters” in the Registration Statement and the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Bass, Berry & Sims PLC